Exhibit 99.1

[BioMed Realty Trust, Inc. Logo]

CONTACT:	Rick Howe
Senior Director, Corporate Communications
858.207.5859
richard.howe@biomedrealty.com

BIOMED REALTY TRUST REPORTS FIRST QUARTER 2012 FINANCIAL RESULTS

Strong Leasing Volume of 466,000 Square Feet; FFO guidance increased

SAN DIEGO, Calif. – May 1, 2012 – BioMed Realty Trust, Inc. (NYSE: BMR), a real estate investment trust focused on Providing Real Estate to the Life Science Industry®, today announced financial results for the first quarter ended March 31, 2012.

First Quarter 2012 Highlights

•

Generated total revenues for the quarter of $120.0 million, up 14.1% from $105.2 million in the same period in 2011 and the highest in the company’s history. Rental revenues for the quarter increased by 14.5% to $91.5 million from $79.9 million in the same period in 2011, the highest in the company’s history for the ninth consecutive quarter.

•

Increased the current operating portfolio to approximately 90.7% leased at quarter end, on a weighted-average basis, as the result of executing 22 leasing transactions representing approximately 466,300 square feet, including:

•	16 new leases totaling approximately 395,400 square feet, including:

•	a new 219,255 square foot lease with a private biotech company at the company’s multi-tenant Pacific Research Center campus in Newark, California;

•	a new 64,483 square foot lease with Omeros Corporation at the company’s 201 Elliott Avenue property in Seattle, Washington; and

•	three new leases with life science tenants totaling 30,232 square feet at Fresh Pond Research Park in Cambridge, Massachusetts.

•	Six lease renewals totaling approximately 70,900 square feet.

•

Increased consolidated net operating income on a cash basis for the quarter by 15.6%, to $83.4 million from $72.1 million in the same period in 2011. Same property net operating income on a cash basis increased for the period by 4.3% and the same property leased percentage by 430 basis points as compared to the same period in 2011.

•

Acquired Cambridge Place, comprising three buildings and a total of approximately 286,900 square feet of space in Cambridge, Massachusetts for $119.0 million, excluding closing costs. In aggregate, the property was approximately 80% leased at acquisition on a weighted-average basis.

•	Closed a new $400.0 million senior unsecured term loan facility which matures on March 30, 2017.

•	Increased funds from operations (FFO) for the quarter to $50.2 million ($0.30 per diluted share), as compared to $42.1 million ($0.29 per diluted share) in the first quarter of 2011.

•	Increased adjusted funds from operations (AFFO) for the quarter to $50.0 million ($0.30 per diluted share), as compared to $43.0 million ($0.30 per diluted share) in the first quarter of 2011.

•

Reported a net loss available to common stockholders for the first quarter of $1.3 million, or $0.01 per diluted share, which includes a $4.6 million non-cash impairment charge ($0.03 per diluted share).

•	Increased dividend to $0.215 per share, or an annualized rate of $0.86 per share, a 7.5% increase over the fourth quarter 2011 dividend.

Commenting on the first quarter results, Alan D. Gold, Chairman and Chief Executive Officer of BioMed Realty, said, “Our team delivered another quarter of tremendous operating and financial performance driving continued growth in cash flow through impressive leasing activity, with 430 basis points of positive net absorption in our same property portfolio. We continued to grow our portfolio with the completion of another opportunistic investment in Cambridge, Massachusetts, while maintaining our balance sheet liquidity with a new, very attractively priced $400 million senior unsecured term loan. The growth in our cash flow enabled us to increase our common stock dividend 7.5% to $0.215 per share during the first quarter while maintaining conservative payout ratios. This exceptional start to 2012 provides further validation of our proven and pioneering business model of exclusively focusing on providing mission-critical laboratory and office space for leading life science organizations to create attractive growth opportunities and produce strong, risk-adjusted total returns for the benefit of our stockholders.”

Portfolio Update

During the quarter ended March 31, 2012, the company executed 22 leasing transactions representing approximately 466,300 square feet comprised of:

•	16 new leases totaling approximately 395,400 square feet, including:

•	a new 219,255 square foot lease with a private biotech company at the company’s multi-tenant Pacific Research Center campus in Newark, California;

•	a new 64,483 square foot lease with Omeros Corporation at the company’s 201 Elliott Avenue property in Seattle, Washington; and

•	three new leases with life science tenants totaling 30,232 square feet at Fresh Pond Research Park in Cambridge, Massachusetts.

•

Six leases amended to extend their terms, totaling approximately 70,900 square feet, including a 34,820 square foot lease extension with Suneva Medical, Inc. at the company’s Pacific Center property in San Diego, California.

During the quarter ended March 31, 2012, the company purchased the Cambridge Place property in Cambridge, Massachusetts for $119.0 million. The property is comprised of three buildings aggregating approximately 286,900 square feet, which was approximately 80% leased at acquisition on a weighted-average basis.

Subsequent to the end of the quarter, the company acquired a property located at 6122-6126 Nancy Ridge Drive in the Sorrento Valley submarket of San Diego, California for approximately $20.0 million, with $7.9 million paid at closing and a $12.1 million deposit paid in 2007. Comprised of 68,000 square feet, the property is 100% leased to Arena Pharmaceuticals, Inc. and is adjacent to the company’s 6114-6154 Nancy Ridge Drive property, which is also fully leased to Arena. This transaction was completed pursuant to a purchase option resulting from the acquisition of the 6114-6154 Nancy Ridge Drive property in 2007.

After the quarter end, the company completed the exchange of its Forbes Boulevard property in South San Francisco, California for 550 Broadway Street, a property located adjacent to the Stanford Medicine Outpatient Center in Redwood City, California and owned and occupied by a life sciences company. In connection with the exchange, BioMed Realty leased back 100% of the newly acquired property to the life sciences company. The 550 Broadway property was valued at $28.0 million and, as a result, the company recognized a non-cash impairment charge of approximately $4.6 million on the disposition of the Forbes Boulevard property in the first quarter of 2012, which reduced net income for the quarter by the same amount. The non-cash impairment charge had no impact on the company’s FFO or AFFO results.

Also subsequent to quarter end, the company executed a contract to purchase the 9900/9901 Belward Drive property in Rockville, Maryland for approximately $26.2 million. The company expects the two building property comprising 106,500 square feet of laboratory and office space to be approximately 93% leased at closing. The company will also assume loans secured by mortgages on the two buildings with an aggregate principal balance of approximately $24.1 million, a weighted-average interest rate of approximately 5.64% and maturity dates in June 2017. The acquisition is currently scheduled to close in the second quarter, and is subject to customary closing conditions.

At March 31, 2012, the company’s total portfolio comprised approximately 12.4 million rentable square feet, with an additional 3.7 million square feet of development potential.

First Quarter 2012 Financial Results

Total revenues for the first quarter were $120.0 million, compared to $105.2 million for the same period in 2011, an increase of 14.1% and the highest in the company’s history. Rental revenues for the first quarter were $91.5 million, compared to $79.9 million for the same period in 2011, an increase of 14.5% and the highest in the company’s history for the ninth consecutive quarter.

The current operating portfolio was 90.7% leased on a weighted-average basis as of March 31, 2012. Same property net operating income on a cash basis increased 430 basis points for the quarter compared to the same period in 2011, primarily as a result of sustained leasing success and contractual rent escalations.

The company reported a net loss available to common stockholders for the first quarter of $1.3 million, or $0.01 per diluted share, which includes the non-cash impairment charge resulting from the Forbes Boulevard property exchange. Excluding the impairment charge, net income available to common stockholders would have been $3.2 million, or $0.02 per diluted share.

FFO for the quarter was $50.2 million, or $0.30 per diluted share, compared to $42.1 million, or $0.29 per diluted share, for the same period in 2011. AFFO for the quarter was $50.0 million, or $0.30 per diluted share, compared to $43.0 million, or $0.30 per diluted share, for the same period in 2011. FFO and AFFO are supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income available to common stockholders to FFO and AFFO and definitions of terms are included at the end of this release.

Financing Activity

During the first quarter, the company completed the following debt-related transactions:

•

Closed a new $400.0 million senior unsecured term loan facility. The new facility matures on March 30, 2017. The interest rate paid on drawings under the new facility is currently set to LIBOR plus 1.65%, subject to adjustments based on the company’s credit ratings. The proceeds were used primarily to pay down a portion of the company’s senior unsecured line of credit.

•

Concurrent with the closing of the senior unsecured term loan, the company entered into interest rate swap agreements that effectively fix the interest rate on $200.0 million of variable rate indebtedness at 2.81% for five years, subject to adjustments based on the company’s credit ratings.

•	Repaid approximately $26.2 million of previously outstanding mortgages.

Greg Lubushkin, BioMed Realty’s Chief Financial Officer, remarked, “During the first quarter, we continued to proactively manage our balance sheet to enhance our overall liquidity to support continued growth. The execution of our new $400 million senior unsecured term loan facility demonstrates, once again, our ability to consistently access capital from a wide variety of sources and our dedication to steady, measured actions to maintain a strong credit profile and advance our goal to prudently manage our leverage as we grow our portfolio.”

Quarterly and Annual Distributions

BioMed Realty Trust’s board of directors previously declared a first quarter 2012 dividend of $0.215 per share of common stock, and a dividend of $0.46094 per share of the company’s 7.375% Series A Cumulative Redeemable Preferred Stock for the period from January 16, 2012 through April 15, 2012. The first quarter common share dividend represented a 7.5% increase over the fourth quarter 2011 dividend, and is equivalent to an annualized dividend of $0.86 per common share.

Earnings Guidance

The company’s revised 2012 guidance for net income per diluted share and FFO per diluted share is set forth and reconciled below. Projected FFO per diluted share is based upon estimated, weighted-average diluted common shares outstanding of approximately 167 million for the full year, including the impact of the assumed conversion of the company’s exchangeable senior notes due 2030.

2012
(Low - High)
Projected net income per diluted share available to common stockholders	$0.13 - $0.19
Add:
Impairment loss	$0.03
Real estate depreciation and amortization	$1.10
Noncontrolling interests in operating partnership	$0.00
Less:
Net effect of assumed conversion of exchangeable senior notes due 2030	$(0.04)
Projected FFO per diluted share	$1.22 - $1.28

Supplemental Information

Supplemental operating and financial data are available in the Investor Relations section of the company’s website at www.biomedrealty.com.

Teleconference and Webcast

BioMed will conduct a conference call and webcast at 10:00 a.m. Pacific Time (1:00 p.m. Eastern Time) on Wednesday, May 2, 2012 to discuss the company’s financial results and operations for the quarter. The call will be open to all interested investors either through a live audio web cast at the Investor Relations section of the company’s web site at www.biomedrealty.com and at www.earnings.com, which will include an online slide presentation to accompany the call, or live by calling (800) 901-5218 (domestic) or (617) 786-4511 (international) with call ID number 16757963. The complete webcast will be archived for 30 days on both web sites. A telephone playback of the conference call will also be available from 1:00 p.m. Pacific Time on Wednesday, May 2, 2012 until midnight Pacific Time on Monday, May 7, 2012 by calling (888) 286-8010 (domestic) or (617) 801-6888 (international) and using access code 90031220.

About BioMed Realty Trust

BioMed Realty Trust, Inc. is a real estate investment trust (REIT) focused on Providing Real Estate to the Life Science Industry®. The company’s tenants primarily include biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. BioMed owns or has interests in properties comprising approximately 12.5 million rentable square feet. The company’s properties are located predominantly in the major U.S. life science markets of Boston, San Francisco, San Diego, Maryland, New York/New Jersey, Pennsylvania and Seattle, which have well-established reputations as centers for scientific research. Additional information is available at www.biomedrealty.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; risks associated with the availability and terms of financing, the use of debt to fund acquisitions and developments, and the ability to refinance indebtedness as it comes due; failure to maintain the company’s investment grade credit ratings with the ratings agencies; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions and developments successfully; reductions in asset valuations and related impairment charges; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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(Financial Tables Follow)

BIOMED REALTY TRUST, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	March 31, 2012	December 31, 2011
	(Unaudited)
ASSETS
Investments in real estate, net	$4,037,928	$3,950,246
Investments in unconsolidated partnerships	32,901	33,389
Cash and cash equivalents	13,336	16,411
Accounts receivable, net	4,426	5,141
Accrued straight-line rents, net	134,371	130,582
Deferred leasing costs, net	164,002	157,255
Other assets	158,285	135,521

Total assets	$4,545,249	$4,428,545

LIABILITIES AND EQUITY
Mortgage notes payable, net	$559,111	$587,844
Exchangeable senior notes	180,000	180,000
Unsecured senior notes, net	645,749	645,581
Unsecured senior term loan	400,000	—
Unsecured line of credit	26,000	268,000
Accounts payable, accrued expenses and other liabilities	156,669	134,924

Total liabilities	1,967,529	1,816,349
Equity:
Stockholders’ equity:
Preferred stock, $.01 par value, 15,000,000 shares authorized: 7.375% Series A cumulative redeemable preferred stock, $198,000,000 liquidation preference ($25.00 per share), 7,920,000 shares issued and outstanding at March 31, 2012 and December 31, 2011	191,469	191,469
Common stock, $.01 par value, 200,000,000 shares authorized, 154,163,339 and 154,101,482 shares issued and outstanding at March 31, 2012 and December 31, 2011, respectively	1,541	1,541
Additional paid-in capital	2,773,248	2,773,994
Accumulated other comprehensive loss, net	(58,882)	(60,138)
Dividends in excess of earnings	(339,243)	(304,759)

Total stockholders’ equity	2,568,133	2,602,107
Noncontrolling interests	9,587	10,089

Total equity	2,577,720	2,612,196

Total liabilities and equity	$4,545,249	$4,428,545

BIOMED REALTY TRUST, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

(Unaudited)

	For the Three Months Ended March 31,
	2012	2011
Revenues:
Rental	$91,4755	$79,905
Tenant recoveries	28,453	24,541
Other revenue	84	747

Total revenues	120,012	105,193

Expenses:
Rental operations	36,729	31,073
Depreciation and amortization	44,934	33,749
General and administrative	8,614	7,421
Acquisition related expenses	633	320

Total expenses	90,910	72,563

Income from operations	29,102	32,630
Equity in net loss of unconsolidated partnerships	(355)	(648)
Interest expense, net	(22,219)	(21,191)
Other income/(expense)	174	(1,054)

Income from continuing operations	6,702	9,737
(Loss)/income from discontinued operations	(4,420)	141

Net income	2,282	9,878
Net loss/(income) attributable to noncontrolling interests	30	(107)

Net income attributable to the Company	2,312	9,771
Preferred stock dividends	(3,651)	(4,241)

Net (loss)/income available to common stockholders	$(1,339)	$5,530

Income from continuing operations per share attributable to common stockholders:
Basic and diluted earnings per share	$0.02	$0.04

(Loss)/income from discontinued operations per share attributable to common stockholders:
Basic and diluted earnings per share	$(0.03)	$0.00

Net (loss)/income per share attributable to common stockholders:
Basic and diluted earnings per share	$(0.01)	$0.04

Weighted-average common shares outstanding:
Basic	152,659,258	129,771,733

Diluted	155,625,204	132,764,842

BIOMED REALTY TRUST, INC.

CONSOLIDATED FUNDS FROM OPERATIONS

(In thousands, except share data)

(Unaudited)

Our FFO available to common shares and partnership and LTIP units and a reconciliation to net income for the three months ended March 31, 2012 and 2011 was as follows:

	Three Months Ended
	March 31,
	2012	2011
Net (loss)/income available to the common stockholders	$(1,339)	$5,530
Adjustments:
Impairment loss	4,552	—
Noncontrolling interests in operating partnership	(26)	125
Interest expense on exchangeable senior notes due 2030	1,688	1,688
Depreciation and amortization – unconsolidated partnerships	323	921
Depreciation and amortization – consolidated entities	44,934	33,749
Depreciation and amortization – consolidated entities – discontinued operations	92	86
Depreciation and amortization – allocable to noncontrolling interests of consolidated joint ventures	(27)	(26)

Funds from operations available to common shares and units – diluted	$50,197	$42,073

Funds from operations per share – diluted	$0.30	$0.29

Weighted-average common shares and units outstanding – diluted (1)	167,236,142	144,167,342

Our AFFO available to common shares and partnership and LTIP units and a reconciliation of FFO to AFFO for the three months ended March 31, 2012 and 2011 was as follows:

	Three Months Ended
	March 31,
	2012	2011
Funds from operations available to common shares and units – diluted	$50,197	$42,073
Adjustments:
Recurring capital expenditures and second generation tenant improvements	(4,629)	(2,045)
Leasing commissions	(1,419)	(889)
Non-cash revenue adjustments	18	(1,541)
Non-cash debt adjustments	2,739	3,080
Non-cash equity compensation	2,689	1,871
Depreciation included in general and administrative expenses	442	386
Share of non-cash unconsolidated partnership adjustments	1	42

Adjusted funds from operations available to common shares and units – diluted	$50,038	$42,977

Adjusted funds from operations per share – diluted	$0.30	$0.30

Weighted-average common shares and units outstanding – diluted (1)	167,236,142	144,167,342

(1)	The three months ended March 31, 2012 and 2011 include 10,127,232 and 9,914,076 shares of common stock, respectively, potentially issuable pursuant to the exchange feature of the exchangeable senior notes due 2030 based on the “if converted” method. The three months ended March 31, 2012 and 2011 include 1,483,706 and 1,488,424 shares of unvested restricted stock, respectively, which are considered anti-dilutive for purposes of calculating diluted earnings per share.

We present funds from operations, or FFO, and adjusted funds from operations, or AFFO, available to common shares and partnership and LTIP units because we consider them important supplemental measures of our operating performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO and AFFO when reporting their results.

FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, impairment charges on depreciable real estate, real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures.

We calculate AFFO by adding to FFO: (a) non-cash revenues and expenses, (b) recurring capital expenditures and second generation tenant improvements, and (c) leasing commissions.

Our computation of FFO and AFFO may differ from the methodology for calculating FFO and AFFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO and AFFO do not represent cash flow available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO and AFFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. FFO and AFFO should be considered only as supplements to net income computed in accordance with GAAP as measures of our operations.